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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             CAPITAL AUTOMOTIVE REIT
                                (Name of Issuer)

                      COMMON SHARES OF BENEFICIAL INTEREST
                         (Title of Class of Securities)

                                   139733-10-9
                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement: [ ].


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-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 139733-10-9                                                13G               Page 2 of 9 Pages
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Friedman, Billings, Ramsey Group, Inc.
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [ ]
                                                                                  (b)  [X]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

             Virginia
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     3,069,909
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     -0-
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    3,069,909
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   -0-

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,069,909
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                      [  ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.3%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           HC
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 139733-10-9                                                13G               Page 3 of 9 Pages
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Friedman, Billings, Ramsey Group, Inc. Voting Trust
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) [ ]
                                                                                  (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

             Virginia
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     3,069,909
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     -0-
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    3,069,909
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   -0-

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,069,909
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                      [ ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.3%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 139733-10-9                                                13G               Page 4 of 9 Pages
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Eric F. Billings
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  [ ]
                                                                                  (b)  [X]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     -0-
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     3,069,909
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    -0-
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   3,069,909

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,069,909
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                                [ ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.3%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 139733-10-9                                                13G               Page 5 of 9 Pages
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Emanuel J. Friedman
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)    [ ]
                                                                                  (b)    [X]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     -0-
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     3,069,909
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    -0-
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   3,069,909

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,069,909
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                           [ ]
           CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.3%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------                                ---------------------------------------
CUSIP NO. 139733-10-9                                                13G               Page 6 of 9 Pages
-------------------------------------------------------                                ---------------------------------------

---------- -------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Russell Ramsey
---------- -------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) [ ]
                                                                                  (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
---------- -------------------------------------------------------------------------------------------------------------------
-------------------------- --------- -----------------------------------------------------------------------------------------
        NUMBER OF          5         SOLE VOTING POWER
                                     -0-
         SHARES
                           --------- -----------------------------------------------------------------------------------------
                           6         SHARED VOTING POWER
      BENEFICIALLY
                                     3,069,909
        OWNED BY
                           --------- -----------------------------------------------------------------------------------------
          EACH             7         SOLE DISPOSITIVE POWER
        REPORTING                    -0-
                           --------- -----------------------------------------------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
       PERSON WITH                   3,069,909

-------------------------- --------- -----------------------------------------------------------------------------------------
---------- -------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,069,909
---------- -------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                      [ ]

---------- -------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.3%
---------- -------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a)         Name of Issuer:

                  CAPITAL AUTOMOTIVE REIT

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1925 North Lynn Street, Suite 306, Arlington, Virginia 22209

Item 2(a)         Name of Persons Filing:

                  Friedman, Billings, Ramsey Group, Inc.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  1001 19th Street North, Arlington, Virginia 22209-1710

Item 2(c)         Citizenship:

                  Virginia

Item 2(d)         Title of Class of Securities:

                  Common Shares of Beneficial Interest

Item 2(e)         CUSIP Number:

                  585165103

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                       [ ] Broker or Dealer registered under Section 15 of the Act [ ] Bank as defined in section 3(a)(6) of the Act [ ] Insurance Company as defined in section 3(a)(19) of the Act [ ] Investment Company registered under section 8 of the Investment Company Act [ ] Investment Advisor registered under section 203 of the Investment Advisers Act [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the
                      Employee Retirement Income Security Act of 1974 or Endowment fund; see sec. 240.13d-1(b)(i)(ii)(F)
                      (Note: See Item 7)
                       [X] Parent Holding Company, in accordance with
                           sec.240.13d-1(b)(1)(ii)(G).  (Note: See Item 7)
                       [ ] Group, in accordance with Sec.240.13d-1(b)(1)(ii)(H)


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Item 4            Ownership:

                  (a)      Amount Beneficially Owned:         3,069,909

                  (b)      Percent of Class:                    13.3%

                  (c) Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote -          3,069,909
                                                                               ------------------

                                     shared power to vote or to direct the vote -       0
                                                                                  -------

                                     sole power to dispose of or to direct the
                                    disposition of -                            3,069,909

                   shared power to dispose of or to direct the
                               disposition of - 0

Item 5            Ownership of Five Percent or Less of a Class:
                  Not applicable
Item 6            Ownership of More than Five Percent on Behalf of Another Person:

                  FBR Asset Investment Corporation, a Virginia corporation, managed by Friedman, Billings, Ramsey Investment Management, Inc.

Item 7            Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by
                  the Parent Holding Company:

                  Friedman, Billings, Ramsey Investment Management, Inc.                3(e)
                  Friedman, Billings, Ramsey & Co., Inc.                                 3(a)
Item 8            Identification and Classification of Members of the Group:
                  Not Applicable
Item 9            Notice of Dissolution of Group:
                  Not Applicable
Item 10  Certification:
                  By Signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or
                  influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature
                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 2, 1998                       FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                                                     By:      /s/ Emanuel J. Friedman
                                                              Emanuel J. Friedman
                                                              Chairman and Chief Executive Officer

Dated:  March 2, 1998                       FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                                  VOTING TRUST
                                             By:      /s/ Eric F. Billings
                                                      Eric F. Billings
                                                      Trustee

                                             By:      /s/ Emanuel J. Friedman
                                                      Emanuel J. Friedman
                                                      Trustee

                                             By:      /s/ W. Russell Ramsey
                                                      W. Russell Ramsey
                                                      Trustee

Dated:  March 2, 1998                       By:      /s/ Eric F. Billings
                                                              Eric F. Billings

Dated:  March 2, 1998                       By:      /s/ Emanuel J. Friedman
                                                          Emanuel J. Friedman

Dated:  March 2, 1998                       By:      /s/ W. Russell Ramsey
                                                         W. Russell Ramsey
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